                   POLICY MANAGEMENT SYSTEMS CORPORATION
                          POST OFFICE BOX TEN
                    COLUMBIA, SOUTH CAROLINA  29202

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD MAY 13, 1997

TO THE STOCKHOLDERS OF
POLICY MANAGEMENT SYSTEMS CORPORATION:

NOTICE IS HEREBY GIVEN to the stockholders that the Annual Meeting of Stockholders (the "Meeting") of Policy Management Systems Corporation (the "Company") will be held at the offices of the Company at One PMSC Center, Blythewood, South Carolina, 29016, at 11:00 a.m., on May 13, 1997, for the following purposes:

(1) To elect three Directors of the Company to hold office for a term of three years and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office, or death;

(2) To consider and act upon the ratification of the selection of Coopers & Lybrand L.L.P., as independent auditors for 1997; and

(3) To take such other action and transact such other business which may properly and lawfully come before the Meeting or any adjournment thereof;

all as set forth in the Proxy Statement accompanying this Notice.

     The transfer books of the Company were closed as of the end of business on March 5, 1997, the record date, for purposes of determining stockholders entitled to notice of and to vote at the Meeting, but were not closed for any other purpose.

     STOCKHOLDERS ARE URGED TO COMPLETE AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED WHEN MAILED IN THE UNITED STATES. YOUR ATTENDANCE AT THE MEETING IS URGED. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND EXECUTE THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND DECIDE THAT YOU WANT TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE NOMINEES FOR DIRECTORS AND RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND, L.L.P. AS INDEPENDENT AUDITORS FOR 1997.

By Order of the Board of Directors


                                          Stephen G. Morrison
                                          Secretary

April 10, 1997

                     POLICY MANAGEMENT SYSTEMS CORPORATION
                            POST OFFICE BOX TEN
                      COLUMBIA, SOUTH CAROLINA  29202

                             PROXY STATEMENT
                  FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON MAY 13, 1997

     GENERAL: This Proxy Statement is furnished to the holders of the $.01 par value common stock ("Stockholders" and "Common Stock", respectively) of Policy Management Systems Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at its Annual Meeting of Stockholders (the "Meeting") to be held at the offices of the Company, One PMSC Center, Blythewood, South Carolina, 29016, on Tuesday, May 13, 1997 at 11:00 a.m. It is anticipated that this Proxy Statement will be mailed to Stockholders on or about April 15, 1997.

     A proxy card is enclosed. Any Stockholder sending the enclosed proxy to the Company has the power to revoke it at any time before it is exercised by:
(1) executing and delivering a valid proxy bearing a later date; (2) delivering written notice of revocation to Stephen G. Morrison, Secretary, Policy Management Systems Corporation, Post Office Box Ten, Columbia, South Carolina 29202; or (3) appearing at the Meeting and voting in person. When proxies in the accompanying form are returned properly executed, the shares represented by proxies which have not been revoked will be voted according to the instructions noted thereon.

     Unless otherwise specified, the proxies will be voted in favor of the three nominees for election to the Board of Directors for a term of three years and in favor of the ratification of the selection of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as independent auditors. The Board of Directors is not aware at this date of any other matters that will come before the Meeting. If, however, any other matters should properly come before the Meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.

     EXPENSES OF SOLICITATION: The cost of soliciting proxies will be borne by the Company. Officers, Directors and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company has entered into an agreement with D.F. King & Company, Inc. to assist with solicitation of proxies for the Meeting for a fee estimated at $6,000 plus expenses.

     VOTING: Only holders of record of outstanding shares of Common Stock as of the close of business on March 5, 1997, (the "Record Date") will be entitled to notice of and to vote at the Meeting. Each share is entitled to one vote.
On the Record Date, there were 18,179,401 shares of Common Stock outstanding.
A majority of the outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum of the Meeting. Abstentions and broker non-votes are counted as being present for purposes of attaining a quorum. The Company's Articles of Incorporation (the "Articles") provide that the vote of the holders of a majority of the shares having voting power, present in person or represented by proxy, shall decide questions before the Meeting, unless the question is one which by express provision of applicable law, the Articles or the Bylaws of the Company, a higher vote is required in which case the express provision shall govern. Therefore, abstaining shares are included in the determination of the total number of shares having voting power and have the same effect as no votes on proposals. Broker non-votes are not considered as shares having voting power and are therefore not counted as votes cast on such proposals nor are they counted as votes for or against such proposals. Broker non-votes occur when a nominee holding shares for a beneficial owner votes on at least one proposal but does not have author-ity to vote on certain other proposals. Because the matters to be voted on at the Meeting are "routine" items as defined by applicable rules, it is expected that there will not be any broker non-votes at the Meeting.

     In the election of Directors, each Stockholder has the right to cumulate its votes and cast as many votes as the number of shares held multiplied by the number of Directors to be elected for the specified term, the same to be cast for any one nominee or distributed among the nominees for election for the specified term. To exercise the right of cumulative voting a Stockholder must declare the intent to do so prior to the beginning of voting and, once having done so, all Stockholders shall automatically have the right to cumulate their votes without any further notice. In the event of cumulative voting, the persons appointed proxies shall have authority to cast the votes represented thereby for one nominee of the Board of Directors or distribute such votes among the nominees of the Board of Directors to maximize the number of Board of Directors' nominees elected.

     With respect to matters to be acted upon at the Meeting, the three nominees for Director receiving the largest number of votes shall be elected to a three-year term. As to the ratification of the selection of independent auditors, such ratification shall be decided by the vote of the holders of a majority of the shares having voting power, present in person or represented by proxy.

     PRINCIPAL STOCKHOLDERS: The following table sets forth certain information based on Schedules 13D and 13G filed with the Securities and Exchange Commission, as of the Record Date, regarding beneficial owners of more than five percent of the Company's Common Stock.

                      PRINCIPAL STOCKHOLDERS
     Name                          Common Stock       Percentage
   and Address                     Beneficially    Owned  of Class (1)
FMR Corp.                            2,713,800 (2)       14.9%
("Fidelity")
82 Devonshire Street
Boston, Massachusetts 02109

Wellington Management Company        2,395,833 (3)       13.2%
("Wellington")
75 State Street
Boston, Massachusetts 02109

The Capital Group Companies, Inc.    2,200,200 (4)       12.1%
("Capital")
333 South Hope Street
Los Angeles, California 90071

Government of Singapore Investment   1,541,710 (5)        8.5%
Corporation Pte Ltd. ("Singapore")
250 North Bridge Road
#33-00 Raffles City Tower
Singapore 0617

         Name                      Common Stock       Percentage
     and Address                  Beneficially Owned   of Class (1)

The Regents of the University        1,353,200 (6)       7.4%
of California ("Regents")
300 Lakeside Drive
Office of the Treasurer
Oakland, California 94612

(1) Determined using the number of shares of Common Stock outstanding on the Record Date.

(2) Of the shares reported, Fidelity has sole voting power for 48,500 of the shares, shared voting power for none of the shares and sole dispositive power for all of the shares.

(3) Of the shares reported, Wellington has sole voting power for none of the shares, shared voting power for 1,073,210 of the shares and shared dispositive power for all of the shares.

(4) Of the shares reported, Capital has sole voting power for 1,419,900 of the shares, shared voting power for none of the shares and sole dispositive power for all of the shares.

(5) Of the shares reported, Singapore has shared voting and dispositive power for all of the shares.

(6) Of the shares reported, Regents has sole voting and dispositive power for all of the shares.

                               ELECTION OF DIRECTORS

     (PROXY ITEM NO. 1): Stockholders will vote on the election of three Directors each to serve a term of three years and until their successors have been elected and qualified or until their earlier resignation, removal from office, or death. Of the three nominees, only Mr. Trub is currently a member of the Board of Directors. Messrs. Berkeley and Feddersen are nominated to replace Roy L. Faulks and Frederick B. Karl who are retiring from the Board of Directors as of the date of the Meeting. The Company wishes to thank Messrs. Faulks and Karl for their dedication and support during their fifteen years of service as members of the Company's Board of Directors.

     The shares represented by the proxies solicited hereby will be voted in favor of the election of the persons named below unless authorization to do so is withheld by proxy. In the event any of the nominees should be unable to serve as Director, it is the intention of the persons named in the proxies to cast the votes represented by the proxies for the election of such other person or persons as the Board of Directors may nominate.

     Nominees for election to the Board of Directors are considered and recommended by the Nominating Committee of the Board of Directors (see "Committees of the Board of Directors"). The Board of Directors considers the recommendations of the Committee and recommends the nominees to the Stockholders. The Company has no formal procedure whereby nominations are solicited from Stockholders.

     The following information is set forth with respect to the three nominees for Director to be elected at the Meeting:

                              Principal Occupation for Past Five Years and
     Name and Age                      Certain Other Directorships
Alfred R. Berkeley, III (52)    President of The Nasdaq Stock Market, Inc.,
                                Washington, D.C., since May 1996; prior
                                thereto, Managing Director and Senior Banker of Alex. Brown & Sons Incorporated,
                                Baltimore, Maryland; Director of
                                Princeton Capital Management, Inc.,
                                Princeton,  New Jersey.

Donald W. Feddersen (62)        Served as Director of the Company from January
                                1983 to October 1994; General Partner of
                                Charles Rivers Ventures, Waltham,
                                Massachusetts since 1984; Director of a
                                number of privately-owned high technology companies.

Richard G. Trub (66)            Director of the Company since 1981; Chairman
                                and Treasurer of Trubco, Inc., West Simsbury,
                                Connecticut, since June, 1992; prior thereto, Senior Vice President of Connecticut National
                                Bank, Hartford, Connecticut.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES NAMED ABOVE.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 1998:

Joseph D. Sargent (67)          Director of the Company since 1986; Chairman,
                                Treasurer and Chief Financial Officer of
                                Connecticut Surety Corporation; Chairman of the Board of S-K-I Limited, Killington,
                                Vermont; Director of Trenwick Group, Inc.,
                                Stamford, Connecticut; Director of Mutual Risk
                                Management Ltd., Hamilton, Bermuda; Director of EW Blanch Holdings, Inc., Minneapolis,
                                Minnesota; Director of Executive Risk Inc.,
                                Simsbury, Connecticut; Director  of MMI
                                Companies, Inc., Deerfield, Illinois.

G. Larry Wilson (50)            Director of the Company since 1981; Chairman of
                                the Board, President and Chief Executive
                                Officer of the Company.Employed by the Company since its inception.

directors whose terms will expire in 1999:

Dr. John M. Palms (61)          Director of the Company since 1992; President
                                of the University of South Carolina; Director of Peco Energy, Inc., Philadelphia,
                                Pennsylvania; Director of Fortis Holding, Inc.,
                                New York, New York; Vice Chairman, Institute of
                                Defense Analysis, Alexandria, Virginia.

John P. Seibels (55)            Director of the Company since 1981; Investor,
                                Columbia, South Carolina; Director of The
                                Seibels Bruce Group, Inc. and certain
                                subsidiaries.



     COMMITTEES OF THE BOARD OF DIRECTORS: Among the standing committees of the Board of Directors are the Audit, Compensation and Nominating Committees.

     The AUDIT COMMITTEE is composed of Messrs. Trub (Chairman), Karl, Sargent and Seibels. The Committee's functions include recommending independent auditors to be employed by the Company. The Committee also reviews with the independent and internal auditors their planned activities, audits and findings and reports to the Board of Directors. The Audit Committee met eight times during 1996.

     The COMPENSATION COMMITTEE during 1996 was composed of Messrs. Sargent (Chairman), Karl, and Palms and until their resignations from the board in April 1996, Steven A. Denning and Joe M. Henson. The Committee's functions include reviewing and recommending remuneration arrangements for senior officers and members of the Board of Directors, adopting compensation plans in which employees, officers and Directors are eligible to participate and approving compensation guidelines for employees of the Company. The Compensation Committee met five times during 1996 and took action on one occasion by unanimous written consent.

     The NOMINATING COMMITTEE during 1996 was composed of Messrs. Seibels (Chairman), Henson, Palms and Wilson. (Mr. Henson resigned from the Board in April 1996.) The Committee's functions include selecting and recommending nominees for election as new, additional and replacement Directors and officers and reviewing the performance of incumbent Directors and officers as to whether to nominate them for re-election. The Nominating Committee will consider candidates for the Board recommended by Stockholders if such recommendations are delivered to the Company no later than: (a) with respect to an election to be held at an annual meeting of Stockholders, ninety days in advance of such meeting; and (b) with respect to an election to be held at a special meeting of Stockholders for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given. Each such recommendation shall set forth: (a) the name and address of the Stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the recommendation; (c) a description of all arrangements or understandings between the Stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Stockholder; (d) such other information regarding each nominee proposed by such Stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Company, if so elected. The Nominating Committee met twice during 1996.

    During 1996, the Board of Directors met eleven times and all of the Directors attended at least 75% of the aggregate of all meetings of the Board and all Committees of which they were members.

     STOCK OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS:
The following table sets forth as of February 14, 1997 beneficial ownership of Common Stock by each Director, each Director Nominee, each of the executive officers named in the Summary Compensation Table below, and by all Directors and all executive officers as a group.

                           Amount and Nature
        Name                Of Beneficial     Shares Subject   Percentage
   Of Beneficial Owner        Ownership (1)   To Option (2)    Of Class (3)
Alfred R. Berkeley, III          -0-               -0-             *
Roy L. Faulks                   16,500            16,000           *
Donald W. Feddersen              -0-               -0-             *
Frederick B. Karl               15,501            15,001           *
Dr. John M. Palms               12,500            12,500           *
Joseph D. Sargent               15,001            15,001           *
John P. Seibels                 23,834            20,834           *
Richard G. Trub                 15,201            15,001           *
G. Larry Wilson                408,880 (4)       330,000          2.2%
David T. Bailey                140,131 (5)       139,000           *
Donald A. Coggiola             187,487 (6)       182,000          1.0%
Stephen G. Morrison             54,415            52,858           *
Timothy V. Williams             52,280            52,280           *
Directors and all executive
  officers as a group
  (12 in number)             1,001,616 (7)       990,287          5.2%

(1) Except where noted below, each individual has sole voting and sole dispositive power.

(2) These shares, which are included in the "Amount and Nature of Beneficial Ownership" column, are subject to option on or before May 13, 1997, pursuant to the Company's various stock option plans.

(3) Beneficial ownership represents less than one percent of the total number of shares of Common Stock outstanding on the Record Date where indicated by asterisk.

(4) 338 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Wilson has sole dispositive power but no voting power.

(5) 465 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Bailey has sole dispositive power but no voting power.

(6) 138 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Coggiola has sole dispositive power but no voting power.

(7) An aggregate of 1,498 of these shares are held in the Company's 401(k) Retirement Savings Plan for which the respective executive officer has sole dispositive power but no voting power for the shares allocated to his account.


                    COMPENSATION PLANS AND ARRANGEMENTS

     COMPENSATION OF DIRECTORS: Directors who are not full-time employees of the Company receive an annual fee of $15,000, plus $2,000 for each Board meeting attended and $1,000 for each committee meeting attended on other than a regular Board meeting date. Effective January 8, 1997, Directors participating in any meeting by telephone receive a $500 fee for such meeting (previously they received $250). Directors attending to Company business in person at a meeting, at the request of the Company or the Board, other than a meeting of the Board or a Committee, shall receive $1,000 per day for such attendance. Directors who do not reside in Columbia, South Carolina, are reimbursed for travel expenses.

     COMPENSATION OF EXECUTIVE OFFICERS: The following table sets forth information regarding compensation earned, including stock options granted, during 1994, 1995 and 1996 by the Chief Executive Officer and the four other most highly compensated executive officers of the Company ("Executive Group").

                      SUMMARY COMPENSATION TABLE

                                                     Long-Term
                                                    Compensation
                                                       Awards
                                                      Number of
    Name                                             Securities     All
    and                                              Underlying    Other
  Principal                     Annual  Compensation   Options    Compen-
   Position              Year   Salary    Bonus (1)     Granted   sation (2)
G. Larry Wilson          1996  $646,545   $ 30,000      75,000    $10,260
President and Chief      1995   592,310    192,000      75,000      8,505
Executive Officer        1994   500,776    138,000     275,000      4,500

David T. Bailey          1996  $333,470    $20,000      35,000     $6,750
Executive Vice           1995   312,455      -0-        35,000      6,750
President                1994   282,573     49,632     135,000      4,500

Donald A. Coggiola       1996  $334,073    $20,000      35,000     $6,750
Executive Vice           1995   307,768     49,600      85,000      6,750
President                1994   281,120     49,456      75,000        648

Stephen G. Morrison      1996  $407,686    $20,000      50,000    $10,260
Executive Vice           1995   520,700      -0-        25,000      8,505
President,               1994   345,146      -0-        96,667      -0-
General Counsel,
Secretary and
Chief Administrative
Officer (3)

Timothy V. Williams      1996  $317,148    $20,000      25,000     $6,750
Executive Vice           1995   293,458     94,400      25,000      6,750
President and Chief      1994   248,560     48,400      95,972      1,904
Financial Officer


(1) Reflects amount earned in year indicated even though actually paid in following year.

(2) Amounts shown are matching contributions from the Company under its 401(k) Retirement Savings Plan and the Company's Employee Stock Purchase Plan.

(3) Under the terms of Mr. Morrison's employment agreement with the Company, Mr. Morrison was guaranteed an annual bonus of 40% of his base salary in 1994 and 1995. Therefore, the annual bonuses earned in 1994 and 1995 are contained in the "Salary" column.

     The following table sets forth certain information regarding options for Common Stock granted to the Executive Group during 1996. The table includes the potential realizable value which would exist based on assumed annual compounded rates of Common Stock price appreciation of five and ten percent over the full ten-year term of the options.


                           OPTIONS GRANTED IN 1996
     Individual Grants
                           Percent                    Potential Realizable Value
               Number      of Total                   at Assumed Annual Rates
            of Securities  Options   Exercise                 of Stock Price
                                                              Appreciation
              Underlying  Granted to  Price    Expiration     for Option Term
                Options    Employees  Per      Date Of
                Granted (1) in 1996  Share     Options    5%          10%
                                                              $1,553,743,566(2)
All Stockholders                                    $613,111,507(2)
G. Larry Wilson  75,000 (3) 13.0% $52.75  May 28, 2006 2,488,066   6,305,242
David T. Bailey  35,000 (3)  6.1%  52.75  May 28, 2006 1,161,097   2,942,446
Donald A.
  Coggiola       35,000 (3)  6.1%  52.75  May 28, 2006 1,161,097   2,942,446
Stephen G.
  Morrison       30,000 (3)  8.7%  52.75  May 28, 2006   995,226   2,522,097
                 20,000 (4)        35.00  Oct 22, 2006   440,227   1,115,619
Timothy V.
  Williams       25,000 (3)  4.3%  52.75  May 28, 2006   829,355   2,101,747

(1) The options granted in 1996 to the named executive officers were pursuant to the 1989 Stock Option Plan. The exercise price for all such grants is the fair market value of the Common Stock on the date of grant. The options become exercisable in one-fifth increments on each of the first five anniversary dates of the grant date. All such options would become immediately exercisable in the event of a change in control of the Company and the optionee would have, notwithstanding other provisions of the 1989 Stock Option Plan, the right to exercise such options for a period of ninety days after termination of employment. In the event of a dissolution or liquidation of the Company or any merger or combination in which the Company is not the surviving entity, each option granted shall terminate, but not before each optionee is permitted to exercise his or her options to the extent they are exercisable, without regard to any installment exercise provision in the 1989 Stock Option Plan.

(2)  The potential realizable value for all Stockholders is based on the number of shares of Common Stock outstanding on May 28, 1996 (the date the options described in note 3 below were granted) and assumes the
     Stockholders purchased the Common Stock for $52.75 (which was the fair market value of the Common Stock on May 28, 1996) and held the Common Stock until May
     28, 2006.  The Company has included this information to illustrate how the
     Stockholders would have fared compared to each of the named executives if the assumed appreciation is achieved.

(3)  These options were granted on May 28, 1996.

(4)  These options were granted on October 22, 1996.

     The following table sets forth information for the Executive Group regarding stock options exercised during 1996 and the value of "in-the-money" options, which are options having a positive difference between the exercise price of such stock option and the 1996 year-end market price of Common Stock.

                            AGGREGATED OPTIONS EXERCISED IN 1996
                                 AND YEAR-END OPTION VALUES
                               Number of Securities
                                    Underlying           Value of Unexercised
           Shares              Unexercised Options       In-the-Money Options
          Acquire              at December 31, 1996      at December 31, 1996 *
            on       Value
 Name    Exercise  Realized  Exercisable  Unexercisable  Exercisable Unexer.
G. Larry
  Wilson     -0-      -0-     273,333       451,667      $1,321,995   $741,505
David T.
  Bailey    10,000  $227,500  107,833       212,167         283,345    397,155
Donald A.
  Coggiola   -0-      -0-     156,166       198,834         895,889    273,061
Stephen G.
  Morrison   -0-      -0-      27,620       144,047         357,490    818,838
Timothy V.
  Williams   -0-      -0-      27,098       118,874         254,861    535,695


* Value represents the aggregate excess of the market price of the Common Stock on December 31, 1996, which was $46.12, over the exercise price for the options. All options included in the table have an exercise price equal to or greater than the fair market value of the Common Stock on the dates of grant.

     DEFERRED COMPENSATION AGREEMENT: Mr. Wilson is covered by a Deferred Compensation Agreement providing annual remuneration of $25,000 upon retirement, death or total disability. The Agreement, which provides for monthly payments over a fifteen-year period, is contingent primarily upon his continued employment until such an event occurs, and the deferred benefits are not vested until that time. Until or unless such a qualifying event occurs, Mr. Wilson is not entitled to any payments under the Agreement. The Company owns life insurance contracts covering Mr. Wilson, of which it is the beneficiary, in an aggregate amount equal to or in excess of the total benefit.

     EMPLOYMENT AGREEMENTS: The Company has an agreement with each of Messrs. Wilson, Bailey and Coggiola which provide that if there is a change in control of the Company, as that term is defined in the Agreement, the individual shall be paid an annual salary, for a period of two years following such change in control, equal to 100% of his average annual cash compensation, based on the two years prior to such change in control. However, the total amount to be paid shall not exceed the amount which would cause such payment to be deemed a "parachute payment," as defined in Section 280G of the Internal Revenue Code. The Agreements also provide that the payments to such executive officers cease in the event of reasonable proof of any violation of the non-competition or confidentiality provisions of the Agreement or in the event employment is terminated for cause. Also, if during a potential change in control or following a change in control an individual voluntarily terminates employment for other than good reason, his annual salary is payable for only one year following such termination of employment.

     For stock options granted on or after October 13, 1994 for the executive officers named in the Summary Compensation Table above, and after July 20, 1995 for Paul R. Butare, also an executive officer, the Stock
Option/Non-Compete Agreements for such executive officers also provide that if there is a change in control of the Company such options would become immediately exercisable and the optionee would have, notwithstanding other provisions of the 1989 Stock Option Plan, the right to exercise such options for a period of ninety days after termination of employment. In no event, however, may an optionee exercise such options after the tenth anniversary date of the date of grant of such options.

     The Company has an Employment Agreement with each of Messrs. Butare, Morrison, and Williams which set initial annual salaries at their then current annual salary, subject to future increases in accordances with the Company's practices. In the event of a change in control, the executive's base salary, then in effect, will increase to 150% of the base salary in effect immediately prior to the change in control.

     The initial term of each Employment Agreement continues through December 31, 2001 and is subject to annual twelve month extensions, unless six months notice of non-extension is given. In the event of a change in control, the term of the Employment Agreement is extended automatically 12 months.

     The Employment Agreements may be terminated by the Company for cause.
If the executive is terminated for reasons other than for cause or if the employee terminates for good reason, the executive will receive annual severance payments for the remaining term of the Employment Agreement equal to base salary plus an amount equal to either the highest annual bonus received in the two years preceding termination or, if after a change in control, 150% of the highest annual bonus during the two years preceding termination. Should such payments be subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, or similar law, additional compensation as is necessary to offset such tax effects also will be paid to the executives. The severance payments under the Employment Agreements would cease in the event of reasonable proof of any violation of the non-competition, non-solicitation of employees, or confidentiality provisions of the Employment Agreement.

     BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION:
Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board and reviewed with the full Board. Set forth below is a report of the Board's Compensation Committee addressing the Company's compensation policies for 1996 for its executive officers. Messrs. Denning and Henson served on the Committee until April 1996 when they resigned from the Board. Each Committee member named below approves the report with respect to the decisions made by the Committee during the time he was a member of the Committee.

     COMPENSATION PHILOSOPHY. The Committee believes that the Company must pay competitively to attract and retain qualified executives. To motivate executive personnel to perform at their full potential, the Committee believes a significant portion of compensation should be incentive-based. In addition, the Committee believes it is important to reward not only individual performance and achievement, but also to focus on overall corporate results. This latter objective serves the dual purpose of encouraging teamwork among executives and also supporting the Company's objective of increasing Stockholder value.

     The Committee also believes it is essential that the Committee retain the flexibility to evaluate not only the overall performance of the individual executive officers, and the Company as a whole, but also all other circumstances and challenges facing the Company and the respective executive officer. Consequently, the Committee uses its subjectivity rather than objective formulas in setting and adjusting the base salary of the CEO and other executive officers.

     In reviewing the level of cash compensation for the CEO and other executive officers for 1996, the Committee engaged William M. Mercer, Incorporated, to survey the total cash compensation, including base salary and incentive compensation, based upon available 1995 data, for the CEO and senior executives at four publicly traded computer services firms and six publicly traded software and services firms. The Committee selected firms offering similar types of products and services in their respective markets as those products and services offered by the Company in its markets as well as firms competitive in certain of the Company's markets. These firms were viewed by the Committee as firms with whom the Company competes for senior executives in recruitment efforts or firms which might seek to recruit the Company's executives. Four of these firms are in the group of firms comprising the Standard & Poor Software and Services Index in the Stock Performance Graph set forth below. The Committee believed the group of companies selected for the survey was more appropriate on the basis of competition for executive management for the purpose of the compensation comparison than the firms comprising the above-referenced Index. The purpose of the survey was to confirm that the total cash compensation levels for the Company's CEO and other executive officers were at levels to allow the Company to effectively compete in recruiting and retaining executive management.

     ELEMENTS OF COMPENSATION. Compensation earned during 1996, as reflected in the foregoing tables, consisted primarily of three parts: salary, annual bonus and award of stock options. (The executive officers were also eligible for other benefits such as perquisites standard for executives and those offered under the Company-sponsored broad-based plans.) Each of these elements is described in more detail below.

     BASE SALRIES FOR EXECUTIVE OFFICERS. For 1996, base salaries for all executive officers, including the CEO, were targeted at the base salaries which the surveyed firms might offer the executive officers for performing similar functions in an equally challenging and complex environment. In addition, the Committee uses its subjective assessment of the overall performance of the individual executive officer in terms of responsibility, experience and breadth of knowledge and the Company as a whole. No specific weights were assigned to these factors. The base salary levels for 1995 for the CEO and other executive officers were below the average of the computer services firms surveyed but above the average of the computer software and services firms surveyed, which the Committee believed to be appropriate in accordance with its subjective assessments of overall performance and the goals of establishing base salary compensation levels for the Company's executives, which are adequate to recruit and retain executive management. Consequently, the Committee increased the 1996 salaries by a percentage similar to what the Committee believed to be percentage increases appropriate to remain in the mid-range for competitive companies, using the Committee's subjective assessment.

     With respect to Mr. Wilson, in addition to the above factors, the Committee also considered how well he performed in the following areas in determining his base salary increase: development and implementation of a strategic vision for the Company integrating insurance industry knowledge, technology trends, product directions, and customers' needs; management of the Company's financial affairs; recruitment and retention of qualified executives; delegation of responsibility and authority to qualified managers; capitalization on business opportunities; and exhibition of leadership in achieving the Company's goals. No specific weights were assigned to these factors. In addition, in determining the amount of increase in compensation in 1996, the Committee considered the Company's actual results for 1995 in the areas of product development, new business acquisitions, overall financial strength, perceived customer satisfaction and the Company's prospects for long-term growth.

     The Committee believed that Mr. Wilson's contribution to the Company's 1995 performance was significant, and in determining the amount of increase in compensation in 1996, as with the other executive officers, the Committee increased his base salary by a percentage similar to what the Committee believed to be appropriate to remain in the mid-range for competitive companies, using the Committee's subjective assessment.

     ANNUAL BONUS PROGRAM. The 1996 annual bonus program for executive officers, including the CEO, was intended to provide short-term incentives and rewards based on the Company's short-term goals that were consistent with its long-term goals, as well as to promote the Company's philosophy of having a substantial portion of executive compensation at risk. It was the Committee's subjective assessment that for the executive officers, an amount equal to

40% of base salary remained an appropriate percentage to have at risk on an annual basis, even though the survey results referred to above indicate that 40% percent of base salary is less than the average percent received by the executive officers at these firms.

     The annual bonus for executive officers with profit and loss responsibility reporting to the Chief Executive Officer (a "P&L Executive Officer") was generally comprised of two parts. One part was based on the Company's performance, as measured by targeted earnings-per-share for 1996 and the target established for 1997 for earnings-per-share. If actual 1996 earnings-per-share were less than the target or the target for 1997 was reduced, the bonus would be reduced for 1996 by a stated percentage. The other part was based on the performance of the group for which the executive is responsible, as measured against the business plan established for 1996 in the prior year for the executive's group and the target performance for the group established for 1997. If the actual 1996 performance was less than the target or if the established target for 1997 was reduced, the bonus was to be reduced for 1996 by a stated percentage.

     For Mr. Wilson and those executive officers other than the P&L Executive Officers, the annual bonus was to be based on the Company's performance, as measured by targeted earnings-per-share for 1996 and the target established for 1997 earnings-per-share. Messrs. Morrison and Williams are the only named executive officers who are not P&L Executive Officers. As with the P&L Executive Officers, if the actual 1996 performance was less than the target or if the established target for 1997 was reduced, the bonus was to be reduced for 1996 by a stated percentage.

     The Committee retained the discretion to use its subjective assessment to award or withhold bonuses under the plan for any or all of the executive officers. In early 1997, the Committee reviewed the level of bonuses which would have been awarded to each executive officer under the plan described above. Although the Company did not attain the 1996 targets, the Committee exercised its discretion and awarded bonuses in amounts the Committee believed to be fair and equitable and as set forth in the Summary Compensation Table for 1996. With respect to Mr. Wilson, specifically, the Committee determined that his bonus should equal approximately 11.5% of the amount of the target bonus. For the other executive officers, the bonuses ranged from 12.2% to 15.7% of the target bonuses.

     STOCK OPTIONS PLANS. The 1989 Stock Option Plan was designed for option grants to key employees, including the executive officers. The Plan, by way of the option vesting schedule for grants, is intended to provide incentives and rewards for a relatively short-term (3 years) to mid-term (5 years) and to provide a further means for aligning employees' and Stockholders' interests in the enhancement of Stockholder value.

     In determining the number of options to be granted in 1996, including the number for Mr. Wilson, the Committee considered the historical pattern of granting options under the 1989 Stock Option Plan as well as competitive levels needed to retain the respective executive officer. In the Committee's subjective assessment, the number and exercise price for options historically granted annually to the executive officers has provided the appropriate incentive and rewards. Consequently, for the options granted in 1996, the Committee determined that granting, in most cases, approximately the same number of options as has previously been granted would provide the appropriate level of incentive and reward for the executive officers. In setting the number and exercise schedule of options, the Committee considered the number and terms of exercise of options previously granted to the executive officers, as well as the competitive levels needed to retain the respective executive officer.

     COMPENSATION DEDUCTION LIMITATION. In 1993, Section 162(m) was added to the Internal Revenue Code. This section generally disallows the corporate tax deduction for certain com-pensation paid in excess of $1,000,000 annually to certain executive officers of publicly-held companies. An exception to the deduction limit is for "performance-based compensation." The Company believes that the 1993 Long-Term Incentive Plan for Executives and the Company's 1989 Stock Option Plan satisfy the requirements for qualifying stock options as performance-based compensation under the exception. Therefore, the Company expects that any stock option compensation realized upon the exercise of stock options granted at a fair market value or higher exercise price under these plans will not be subject to such compensation deduction limit. For this reason, and because the Company's annual cash compensation to each of its executive officers is currently below the $1,000,000 limit, the Company does not at this time anticipate any loss of deductibility for 1996 under this law for compensation paid to its executive officers.
                                          Compensation Committee

                                          Joseph D. Sargent, Chairman
                                          Frederick B. Karl
                                          Dr. John M. Palms

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION: During 1996, the Compensation Committee of the Board of Directors of the Company consisted of Messrs. Karl, Sargent and Plams and Messrs. Denning and Henson, until their resignations from the Board in April 1996. None of the Committee members are or were previously employees or officers of the Company or any of the Company's subsidiaries. While they were members of the Compensation Committee, Mr. Denning was a general partner and Mr. Henson was a limited partner in General Atlantic Investors. See "Certain Transactions" for a description of the sale of certain shares of the Common Stock by General Atlantic Investors to the Company.

     STOCK PERFORMANCE: The following graph compares the cumulative total Stockholder return on the Company's Common Stock during the five years ended December 31, 1996 with the cumulative total return on the Standard & Poor 500 Index and the Standard & Poor Computer Software and Services Index. The comparison assumes $100 was invested on the last trading day of 1991 in the Company's Common Stock and also in each of the indices and assumes reinvestment of all dividends which may have been paid. The performance shown in the graph is not necessarily indicative of future performance.

Indexed Returns
Years Ending

Company/Index          Dec91   Dec92   Dec93   Dec 94   Dec95   Dec96

The Company             100     124      47      63       72      70
S&P 500                 100     108     118     120      165     203
Computer Software
 & Services             100     118     151     179      251     390

CERTAIN TRANSACTIONS

     In March 1996, the Company entered a Stock Purchase Agreement with the General Atlantic Partners 14, L.P. and GAP Coinvestment Partners, L.P. (collectively "General Atlantic Investors") pursuant to which they agreed to sell to the Company 759,512 of the shares of the Company's Common Stock they purchased in 1994. The purchase price for the Company's repurchase of this Common Stock was approximately $38 million. General Atlantic Investors and certain of their affiliates are restricted by the aforementioned Stock Purchase Agreement from acquiring an ownership interest in the Company beyond 4.99% for a period of three years. At the same time, General Atlantic Investors entered into a Stock Purchase Agreement with Continental Casualty Company ("CNA") pursuant to which they agreed to sell to CNA the remaining 759,512 shares of Common Stock owned by General Atlantic Investors for a purchase price of approximately $38 million. General Atlantic Investors' sales of the shares of Common Stock to the Company and to CNA, respectively, closed on April 8, 1996 and upon such closing, CNA owned approximately four percent of the Company's Common Stock then outstanding.

     The Company and CNA entered into a Shareholder's Agreement ("Shareholder"s Agreement") and a Registration Rights Agreement ("Registration Rights Agreement"), each dated March 8, 1996. The Shareholder's Agreement imposes restrictions on the rights of CNA and certain of its affiliates to dispose of shares of Common Stock except pursuant to a right of first offer in favor of the Company or in other specified circumstances. Pursuant to the Registration Rights Agreement, CNA and certain of its affiliates are entitled to certain registration rights with respect to the Common Stock owned by them, including the right to demand that the Company register such Common Stock under the Securities Act of 1933, as amended, and the right to participate in certain registrations initiated by the Company.


              RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     (PROXY ITEM NO. 2): Stockholders will vote on the ratification of the selection by the Board of Directors of Coopers & Lybrand as independent auditors to audit the books, records and accounts of the Company and its subsidiaries for the year ending December 31, 1997. Coopers & Lybrand were the independent auditors of the Company for fiscal year 1996. A representative from Coopers & Lybrand is expected to be present at the Meeting and will have the opportunity to make a statement and will be available to answer questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND AS INDEPENDENT AUDITORS FOR THE COMPANY.

                             STOCKHOLDER PROPOSALS

     There is no reason to believe that any other business will be presented at the Meeting; however, if any other business should properly and lawfully come before the Meeting, the persons named in the proxy will vote in accordance with their best judgment. For a Stockholder proposal to be presented at the next annual meeting, it must be received by the Company not later than December 16, 1997, in order to be included in the Proxy Statement and proxy for the 1998 annual meeting. Any such proposal should be addressed to the Company's Secretary and mailed to Post Office Box Ten, Columbia, South Carolina 29202.

                                             Stephen G. Morrison
                                             Secretary